EXHIBIT 99.1

Sutron Reports Record Fourth Quarter and Annual Earnings

March 21, 2011, Sterling, VA...Sutron Corporation (NASDAQ: STRN), a leading provider of hydrological, meteorological and oceanic monitoring products, systems and services, announced today its financial results for the three months and twelve months ended December 31, 2010.

Financial Highlights

Net income for the fourth quarter ended December 31, 2010 was $1,284,617 or $.26 per share compared to net income of $1,203,084 or $.26 per share for the same quarter last year.  Net income for the twelve months ended December 31, 2010 was $2,987,392 or $.65 per share compared to net income of $2,228,601 or $.49 per share for the twelve month period last year.

Sales for the fourth quarter ended December 31, 2010 were $6,768,920 compared to $7,952,365 in the fourth quarter of 2009.  Sales for the twelve months ended December 31, 2010 were $22,975,600 compared to $20,851,144 in the same twelve month period of 2009.

For the year ended December 31, 2010, customer orders or bookings totaled approximately $24,364,000 as compared to bookings of approximately $25,173,000 in 2009. The backlog of customer orders and contracts at December 31, 2010 was approximately $11,748,000.  We anticipate that approximately 85% of our reported backlog will convert to revenue in fiscal year 2011.

“We are excited to announce record earnings in the fourth quarter of 2010 as well as record sales and earnings for the full year ended December 31, 2010," reported Raul McQuivey, CEO of Sutron. “In the fourth quarter of 2010, our gross margin improved as a percentage of revenues to 48% as compared to 41% in the fourth quarter of 2009.   This improvement was due to sales of higher margin products and systems in the fourth quarter of 2010 as compared to the previous year.  Our operating income decreased 5% to $1,846,184 in the fourth quarter of 2010 as compared to operating income of $1,947,952 in 2009 due to increased selling, general and administrative and product development expenses.  Operating income, as a percentage of revenues, was 27% in the fourth quarter of 2010 as compared to 24% in the fourth quarter of 2009.”

“We are pleased with our record sales and earnings in 2010 and we expect to continue our growth in 2011.  We plan to grow organically and are currently developing several innovative products that will improve our product offerings, increase our competitive position and expand our market opportunities. We became an Iridium VAR in 2010 and completed several projects using Iridium as the communication link.   We anticipate significant Iridium opportunities in 2011.  We plan to use our cash, which totaled approximately $10,424,000 as of December 31, 2010, to make one or more strategic acquisitions that will complement our business and add to our growth.    There are growing world-wide opportunities in the hydrological, meteorological and oceanic monitoring markets for flood warning, agriculture, tides and tsunami warning systems.  We believe that our market will continue to grow in both size and scope and that our market share will continue to increase.  We believe that we can achieve record results in fiscal year 2011.”

About Sutron Corporation

Sutron Corporation, headquartered in Sterling, Virginia, is a provider of products, systems, services and software to a diversified customer base of federal, state, local and foreign governments, engineering companies, universities and hydropower companies in the hydrological, meteorological and oceanic real-time data collection and control market.  We have sold over 50,000 stations worldwide that use satellite, telephone, or cellular telemetry to collect, store, and transmit real-time data from remote sites. Our data collection software allows users to collect, process, calculate, analyze and distribute their data in real time via voice, text, email, pager, web page, alerts and live web-cam. Our equipment and systems are designed to offer commonality of components and uniform interfaces in order to build modular, open, distributed systems that provide excellent performance regardless of the number of field stations, sensors or base stations. Our operating results are project-driven and fluctuate substantially based upon large contract awards that are difficult to project in terms of timing.

Safe Harbor Statement

The statements in this press release that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  Forward-looking statements include without limitation any statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," “should” and other similar expressions are forward-looking statements.  All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.  Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings with the SEC, including the disclosure under the heading “Business” and “Management’s Discussion and Analysis” in the Company’s Annual Report on Form 10-K filed on April 15, 2010. We are under no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

SUTRON CORPORATION FINANCIAL SUMMARY

	For the Three Months
	Ended December 31,
HIGHLIGHTS OF OPERATING RESULTS	2010	2009

Revenues	$6,768,920	$7,952,365
Cost of sales	3,495,145	4,710,794
Gross profit	3,273,775	3,241,571
Operating expenses	1,427,591	1,293,619
Operating income	1,846,184	1,947,952
Interest and other income	3,433	(868)
Income before income taxes	1,849,617	1,947,084
Income tax expense (benefit)	565,000	744,000
Net income	$1,284,617	$1,203,084
PER SHARE AMOUNTS:
Basic income per share	$0.26	$0.26
Diluted income per share	$0.24	$0.24

	For the Twelve Months
	Ended December 31,
HIGHLIGHTS OF OPERATING RESULTS	2010	2009

Revenues	$22,975,600	$20,851,144
Cost of sales	12,880,664	12,120,975
Gross profit	10,094,936	8,730,169
Operating expenses	5,678,078	5,397,452
Operating income	4,416,858	3,332,717
Interest and other income	50,534	214,884
Income before income taxes	4,467,392	3,547,601
Income tax expense (benefit)	1,480,000	1,319,000
Net income	$2,987,392	$2,228,601
PER SHARE AMOUNTS:
Basic income per share	$0.65	$0.49
Diluted income per share	$0.60	$0.45

	Balance Sheets
	December 31, 2010	December 31, 2009

ASSETS
Current Assets:
Cash and cash equivalents	$9,627,961	$4,666,983
Restricted cash and cash equivalents	796,189	1,032,517
Accounts receivable, net	5,380,975	7,468,327
Inventory	3,758,702	3,088,782
Prepaid items and other assets	560,460	206,338
Income taxes receivable	-	70,695
Deferred income taxes	477,000	412,000
Total Current Assets	20,601,287	16,945,642

Property and Equipment, Net	1,706,971	1,884,876
Other Assets
Goodwill	570,150	570,150
Other Assets	108,769	127,529
Total Assets	$22,987,177	$19,528,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,119,684	$1,064,425
Accrued payroll	490,197	479,507
Other accrued expenses	1,543,086	1,470,477
Billings in excess of costs and estimated earnings	361,699	-
Total Current Liabilities	3,514,666	3,014,409
Long-Term Liabilities
Deferred rent	1,234,385	1,335,176
Deferred income taxes	99,000	148,000
Total Long-Term Liabilities	1,333,385	1,483,176
Total Liabilities	4,848,051	4,497,585
Stockholders’ Equity
Common stock	45,757	45,707
Additional paid-in capital	3,732,184	3,635,659
Retained earnings	14,409,877	11,422,485
Accumulated other comprehensive loss	(48,692)	(73,239)
Total Stockholders’ Equity	18,139,126	15,030,612
Total Liabilities and Stockholders’ Equity	$22,987,177	$19,528,197